EXHIBIT 99.1


                 VIACOM COMMENTS ON RECENT EVENTS

On September 19, 2001, Viacom Inc. (the "Company") commented on its operations in light of the extraordinary events surrounding the attacks on the United States last week.

Sumner M. Redstone, Chairman and CEO of Viacom, thanked all Viacom employees, particularly its dedicated news staffs, for their extraordinary efforts during this very difficult period and noted that, joining the rest of the nation, Viacom is back at work and focused on continuing to grow its businesses for the benefit of the American economy and Viacom shareholders. Mr. Redstone also stated Viacom's intent to continue to employ a portion of its free cash flow to buy Viacom stock under its previously authorized share purchase program.

Mel Karmazin, Viacom's President and COO, said, "The tragic events of the past week underscore the exceptional and unique value of our assets, particularly our television and radio broadcast businesses, which continue to play a central role in our society. Viacom remains fundamentally strong and we continue to believe that the Company is well positioned for the remainder of 2001 and over the long term.

"As a result of the attacks, we incurred a considerable increase in costs at CBS News, our local television station news operations, especially in New York, and at our major market all-news and talk radio stations. We also experienced a significant loss of revenue from our broadcast networks, cable networks, and radio and TV stations, stemming from the around-the-clock news coverage. Additionally, we lost revenue from the cancellation of the Latin Grammys, the cancellation of last week's NFL games, the rescheduling of the Emmy Awards, as well as the delay of the new fall season. We anticipate some benefit from the availability of business interruption and other insurance, which have the potential to offset a portion of our losses.

"We are having ongoing and extensive discussions with advertisers and ad agencies about their view of the advertising marketplace for the remainder of 2001 and beyond. Many of our advertisers have expressed uncertainty about their plans and are currently assessing various creative strategies to respond to the marketing challenges. Some advertisers believe their current campaigns are inappropriate for today's business environment and consumer sentiment and are working to revise their messages. Most companies we spoke with believe they will return to normal advertising levels but are uncertain about the timing. There also are concerns about additional disruptions that could occur following a U.S. response to the attacks.

"We continue to work closely with our advertisers to meet these challenges and help them return to the market and reach their customers as soon as possible.

"These factors will have an obvious impact on the financial performance of Viacom for the remainder of 2001, particularly the approximately 50% of our revenues derived from the high-margin advertising business."

                            *  *  *  *

Viacom is a leading global media company with preeminent positions in broadcast and cable television, radio, outdoor advertising, and online. With programming that appeals to audiences in every demographic category across virtually all media, the company is a leader in the creation, promotion, and distribution of entertainment, news, sports, and music. Viacom's well-known brands include CBS, MTV, Nickelodeon, VH1, BET, Paramount Pictures, Viacom Outdoor, Infinity, UPN, TNN: The National Network, CMT:
Country Music Television, Showtime, Blockbuster, and Simon &
Schuster.

This Form 8-K contains forward-looking statements. These forward-looking statements involve known and unknown risks, uncertainties and other factors, which may cause the actual performance of the Company to be different from future performance expressed or implied by these statements. The following important factors, among others, could cause actual results to differ materially from these forward-looking statements: the reaction of consumers, viewers, advertisers, and the economy generally to the events of the past week, including, among other things, the impact on viewership of the Company's programming; the potential for future events of national significance to cause further disruptions in the Company's businesses; the collectibility of insurance proceeds, and other factors described in the Company's previous press releases and filings made under the securities laws. The forward-looking statements included in this Form 8-K are made only as of this date and we do not have or undertake any obligation to publicly update any forward-looking statements to reflect subsequent events or circumstances.